                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(A) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

                              (AMENDMENT NO.__)(1)


                              SHAW INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   820286 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                             G. WILLIAM SPEER, ESQ.
                            GABRIEL DUMITRESCU, ESQ.
                    POWELL, GOLDSTEIN, FRAZER AND MURPHY LLP
                       191 PEACHTREE ST., N.E., 16TH FLOOR
                             ATLANTA, GEORGIA 30303
                                 (404) 572-6600
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                OCTOBER 19, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box. [ ]

         Note. Schedules filed regarding paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.
                       (Continued on the following pages)




--------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D           PAGE 2 OF 49 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                            (ENTITIES ONLY)
        Robert E. Shaw
----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                        NUMBER OF                                 197,395
                          SHARES
                       BENEFICIALLY
                         OWNED BY                            7
                           EACH
                        REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  567,840
                                                            ----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  6,832,743
                                                            ----------------------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  567,840
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        7,400,583
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        5.97%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D           PAGE 3 OF 49 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                               (ENTITIES ONLY)

         Robert E. Shaw, L.P.                                58-2363546
----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                  (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         N/A

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Georgia
----------------------------------------------------------------------------------------------------------------------------------
                                                                   SOLE VOTING POWER
                                                                   100,000

                         NUMBER OF
                          SHARES
                       BENEFICIALLY                           7
                         OWNED BY
                           EACH
                         REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                              8    SHARED VOTING POWER
                                                                   0
                                                            ----------------------------------------------------------------------
                                                              9    SOLE DISPOSITIVE POWER
                                                                   100,000
                                                            ----------------------------------------------------------------------
                                                             10    SHARED DISPOSITIVE POWER
                                                                   0
----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         100,000
----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .08%
----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         PN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D           PAGE 4 OF 49 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                            (ENTITIES ONLY)
         Anna Sue Shaw

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                  (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         N/A

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                   SOLE VOTING POWER
                                                                   0

                         NUMBER OF
                          SHARES
                       BENEFICIALLY                           7
                         OWNED BY
                           EACH
                         REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                              8    SHARED VOTING POWER
                                                                   567,840
                                                            ----------------------------------------------------------------------
                                                              9    SOLE DISPOSITIVE POWER
                                                                   0
                                                            ----------------------------------------------------------------------
                                                             10    SHARED DISPOSITIVE POWER
                                                                   567,840
----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         567,840
----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [X]
         (Excludes 6,735,348 beneficially owned by spouse and reported elsewhere on this joint Statement.)
----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .46%
----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D           PAGE 5 OF 49 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
         Robert E. Shaw, Jr.

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                  (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         N/A

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                   SOLE VOTING POWER
                                                                   316,599
                         NUMBER OF
                          SHARES
                       BENEFICIALLY                           7
                         OWNED BY
                           EACH
                         REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                              8    SHARED VOTING POWER
                                                                   0
                                                            ----------------------------------------------------------------------
                                                              9    SOLE DISPOSITIVE POWER
                                                                   316,599
                                                            ----------------------------------------------------------------------
                                                             10    SHARED DISPOSITIVE POWER
                                                                   0
----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         316,599
----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .26%
----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D           PAGE 6 OF 49 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
         Susan S. Young

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                  (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         N/A

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                   SOLE VOTING POWER
                                                                   534,480
                         NUMBER OF
                          SHARES
                       BENEFICIALLY                           7
                         OWNED BY
                           EACH
                         REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                              8    SHARED VOTING POWER
                                                                   0
                                                            ----------------------------------------------------------------------
                                                              9    SOLE DISPOSITIVE POWER
                                                                   534,480
                                                            ----------------------------------------------------------------------
                                                             10    SHARED DISPOSITIVE POWER
                                                                   0
----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         534,480
----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .43%
----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D           PAGE 7 OF 49 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Thomas Tripp Shaw

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  383,846
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  383,846
                                                           -----------------------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        383,846
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .31%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D           PAGE 8 OF 49 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                        (ENTITIES ONLY)
        Lewis Clayton Shaw

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  605,812
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  605,812
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        605,812
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .49%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D           PAGE 9 OF 49 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                        (ENTITIES ONLY)
        Julian D. Saul

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  116,954
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                          ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  388,989
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  11,277,678
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  388,989
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        11,666,667
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        9.41%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D          PAGE 10 OF 49 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Julian D. Saul Family Trust                         58-6370082

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                          ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  11,160,724
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        11,160,724
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        9.0%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D          PAGE 11 OF 49 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Anita Saul

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                          ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  388,989
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  0
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  388,989
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        388,989
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [X]
        (Excludes 11,277,678 beneficially owned by spouse and reported elsewhere on this joint Statement.)
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .31%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D          PAGE 12 OF 49 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Anita Saul Family Trust                             58-6370177

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  388,989
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  388,989
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        388,989
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .31%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D          PAGE 13 OF 49 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        W. Norris Little

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  318,640
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:                       ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  110,210
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  318,640
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  110,210
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        428,850
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .35%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D          PAGE 14 OF 49 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Little Family Limited Partnership                   58-2274935

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  110,210
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                          ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  110,210
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        110,210
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .09%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        PN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D          PAGE 15 OF 49 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        William C. Lusk, Jr.

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  626,129
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  8,528
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  626,129
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  8,528
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        634,657
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .51%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D          PAGE 16 OF 49 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Vance D. Bell

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  172,250
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  172,250
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        172,250
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .14%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D          PAGE 17 OF 49 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Gerald R. Embry

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  342,682
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  4,844
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  342,682
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  4,844
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        347,526
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .28%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D          PAGE 18 OF 49 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Spright D. Holland

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  62,670
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  1,450
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  62,670
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  1,470
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        64,120
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .05%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D          PAGE 19 OF 49 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Kenneth G. Jackson

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  74,812
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  74,812
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        74,812
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .06%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D          PAGE 20 OF 49 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Jeffrey Todd Meadows

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  47,683
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  47,683
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        47,683
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .03%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D          PAGE 21 OF 49 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                          (ENTITIES ONLY)
        Percy D. Merritt

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  88,567
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  88,567
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        88,567
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .07%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D          PAGE 22 OF 49 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Henry H. Long

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  89,161
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  89,161
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        89,161
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .07%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D              PAGE 23 OF 49 PAGES
---------------------                                       -------------------

-----------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                              (ENTITIES ONLY)
        Julius C. Shaw, Jr.

-----------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a) [X]
                                                                                        (b) [ ]
-----------------------------------------------------------------------------------------------
  3     SEC USE ONLY

-----------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A
-----------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
        OR 2(e)                                                                             [ ]

-----------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

-----------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                                                                  47,828
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             ----------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             ----------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  591,212
                                                             ----------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
-----------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        591,212
-----------------------------------------------------------------------------------------------

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES               [ ]
-----------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .47%
-----------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON
        IN
-----------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D              PAGE 24 OF 49 PAGES
---------------------                                       -------------------

-----------------------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                   (ENTITIES ONLY)
        J.C. Shaw
-----------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a) [X]
                                                                                        (b) [ ]
-----------------------------------------------------------------------------------------------

  3     SEC USE ONLY

-----------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS

        N/A
-----------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
        OR 2(e)                                                                             [ ]

-----------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America

-----------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                        NUMBER OF                                 0
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             -----------------------------------
                                                             8    SHARED VOTING POWER
                                                                  64,622
                                                             -----------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  6,425,418
                                                             -----------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  64,622
-----------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,490,040
-----------------------------------------------------------------------------------------------

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES               [ ]
-----------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        5.23%
-----------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON

        IN
-----------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D              PAGE 25 OF 49 PAGES
---------------------                                       -------------------

---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Shaw Family Holdings, LLC                           58-2181616
---------------------------------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [X]
                                                                                                             (b) [ ]
---------------------------------------------------------------------------------------------------------------------

  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                   [ ]

---------------------------------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia
---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             --------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             --------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  1,054,603
                                                             --------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,054,603
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .85%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D              PAGE 26 OF 49 PAGES
---------------------                                       -------------------

---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Linda Saul Schejola
---------------------------------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a)  [X]
                                                                                                             (b)  [ ]

---------------------------------------------------------------------------------------------------------------------

  3     SEC USE ONLY
---------------------------------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS
        N/A
---------------------------------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                   [ ]

---------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

---------------------------------------------------------------------------------------------------------------------

                                                             7    SOLE VOTING POWER
                        NUMBER OF                                 77,969
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             --------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             --------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  7,777,777
                                                             --------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        7,777,777
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        6.27%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D              PAGE 27 OF 49 PAGES
---------------------                                       -------------------

---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Linda Saul Schejola Family Trust                    58-6371766

---------------------------------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a) [X]
                                                                                                            (b) [ ]

---------------------------------------------------------------------------------------------------------------------

  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
        OR 2(e)                                                                                                 [ ]

---------------------------------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia

---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                        NUMBER OF                                 0
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             --------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             --------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  7,699,808
                                                             --------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        7,699,808
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        6.21%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D              PAGE 28 OF 49 PAGES
---------------------                                       -------------------



---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
         R. Julian McCamy

---------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [X]
                                                                                                              (b) [ ]
---------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                  [ ]
---------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                                                                  428,186
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             ---------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             ---------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  2,001,125
                                                             ---------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  1,163,169
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,163,344
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
---------------------------------------------------------------------------------------------------------------------
        2.55%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D              PAGE 28 OF 49 PAGES
---------------------                                       -------------------



---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Eleanor Shaw McCamy

---------------------------------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [X]
                                                                                                             (b) [ ]
---------------------------------------------------------------------------------------------------------------------

  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  [ ]

---------------------------------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             -------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             -------------------------------------------------------

                                                             9    SOLE DISPOSITIVE POWER
                                                                  1,163,169
                                                             -------------------------------------------------------

                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,163,169
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [X]
        (Excludes 1,999,225 shares beneficially owned by spouse and reported elsewhere on this joint Statement.)
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .94%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
---------------------------------------------------------------------------------------------------------------------

ITEM 1.  SECURITY AND ISSUER

         The class of equity securities to which this statement on Schedule 13D (this "Statement") relates is the shares of common stock, no par value (the "Common Stock"), of Shaw Industries, Inc., a Georgia corporation (the "Issuer"). The address of the principal executive offices of Issuer is 616 East Walnut Avenue, Dalton, Georgia 30722.

         Prior to the filing of this Statement, (i) each of Robert E. Shaw and Julian D. Saul had filed a statement on Schedule 13D with respect to the shares of Common Stock beneficially owned by them, (ii) Linda Saul Schejola and Linda Saul Schejola Family Trust had filed jointly a statement on Schedule 13G with respect to the shares of Common Stock beneficially owned by them, and (iii) J.
C. Shaw had filed a statement on Schedule 13G with respect to the shares of Common Stock beneficially owned by him. None of the other Reporting Persons (as defined below) had previously filed a statement on Schedule 13D or Schedule 13G with respect to shares of Common Stock of the Issuer.

ITEM 2.  IDENTITY AND BACKGROUND

         This Statement is being filed by Robert E. Shaw, Robert E. Shaw, L.P., Anna Sue Shaw, Robert E. Shaw, Jr., Susan S. Young, Thomas Tripp Shaw, Lewis Clayton Shaw, Julian D. Saul, Julian D. Saul Family Trust, Anita Saul, Anita Saul Family Trust, W. Norris Little, Little Family Limited Partnership, William
C. Lusk, Jr., Vance D. Bell, Gerald R. Embry, Spright D. Holland, Kenneth G. Jackson, Jeffrey Todd Meadows, Percy D. Merritt, Henry H. Long, Julius C. Shaw, Jr., J.C. Shaw, Shaw Family Holdings, LLC, Linda Saul Schejola, Linda Saul Schejola Family Trust, R. Julian McCamy, and Eleanor Shaw McCamy (individually, a "Reporting Person" and, together, the "Reporting Persons"). The Reporting Persons may be deemed to have formed a "group" within the meaning of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), together with Berkshire Hathaway Inc., SII Acquisition, Inc. and Warren
E. Buffett (who the Reporting Persons believe may be deemed to control Berkshire Hathaway Inc.) as a result of entering into the Contribution Agreement and/or the Voting Agreement described in Item 3 below.


(a)-(c) The information set forth in Appendix A is incorporated herein by reference.

(d)-(e) During the last five years, none of the Reporting Persons, nor any other person named above, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such entity was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) All of the Reporting Persons who are natural persons are citizens of the United States of America.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         On October 19, 2000, the Issuer entered into an Agreement and Plan of Merger (the "Merger Agreement") with Berkshire Hathaway Inc. ("Berkshire") and SII Acquisition, Inc. ("Merger Sub"), a corporation which will be owned by an investor group comprised of Berkshire and Robert E. Shaw, certain of Mr. Shaw's family members and family-related entities, Julian D. Saul, through two family trusts, and certain directors and other members of management of the Issuer (together, excluding Berkshire, the "Continuing Shareholders"). Under the terms of the Merger Agreement, Merger Sub will merge with and into the Issuer, and the Issuer will continue in existence as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding share of Common Stock (other than those shares contributed by Berkshire and the Continuing Shareholders to Merger Sub pursuant to the Contribution Agreement described below and those held by dissenting shareholders) will be converted into the right to receive $19.00 in cash, without interest (the "Merger Consideration").

         In connection with the Merger Agreement and as contemplated by the terms thereof, the Continuing Shareholders entered into a contribution and participation agreement, dated October 19, 2000 (the "Contribution Agreement"), with Merger Sub and Berkshire. Pursuant to the Contribution Agreement, Berkshire will contribute 2,194,200 shares of Common Stock and $2,016,686,315 in cash and the Continuing Shareholders will contribute an aggregate amount of 15,802,638 shares of Common Stock to Merger Sub. In exchange for such contributions, Berkshire and the Continuing Shareholders will receive 108,335,585 and 15,802,638 shares, respectively, of Merger Sub common stock which, in the Merger, will be converted into shares of common stock of the Surviving Corporation. The Contribution Agreement, among other things, restricts the ability of the Continuing Shareholders to freely transfer the shares of Common Stock of the Issuer held by them pending the Merger and the shares of Common Stock of the Surviving Corporation held by them following the Merger, and grants the Continuing Shareholders certain rights to sell, and to Berkshire certain rights to cause Continuing Shareholders to sell, their shares in connection with sales of stock of the Surviving Corporation held by Berkshire. The Contribution Agreement also establishes certain rights of the Continuing Shareholders to require Berkshire to purchase, and certain rights of the Berkshire to require the Continuing Shareholders to sell to it, their shares of common stock of the Surviving Corporation at a formula price based price.

         In addition, in connection with and as contemplated by the Merger Agreement, on October 19, 2000, certain of the Reporting Persons entered into a voting agreement with Berkshire (as amended and restated as of October 30, 2000, the "Voting Agreement"). Pursuant to the terms of the Voting Agreement, the Reporting Persons parties thereto are required to vote the 35,201,590 shares of Common Stock owned by them in favor of the Merger and against any third party proposal, and each of such Reporting Persons has granted Berkshire an irrevocable proxy to vote the shares of Common Stock owned by such Reporting Person which are subject to the Voting Agreement at the special meeting of shareholders called to consider and vote upon the Merger and any other meeting of shareholders of the Issuer at which the Merger is considered. In addition, pursuant to the terms of the Voting Agreement, the Reporting Persons parties to it are restricted from transferring or otherwise disposing of the shares of Common Stock which are subject to the Voting Agreement.

         The foregoing discussion of the Merger Agreement, the Contribution Agreement, and the Voting Agreement is qualified in its entirety by reference to such agreements, which are filed as Exhibits to this Statement and are incorporated by reference herein.

         Although the Reporting Persons may be deemed to be have formed a "group" within the meaning of Section 13(d) or 13(g) of the Exchange Act, the disclosure set forth in this Statement shall not be construed as an admission that such persons have in fact formed such a "group." Each of the Reporting Persons does not have the power to direct the votes or dispose of the shares of Common Stock owned by the other Reporting Persons and, therefore, each hereby expressly disclaims beneficial ownership of any shares of Common Stock other than those listed on the cover page with respect to such person.

ITEM 4.  PURPOSE OF TRANSACTION

(a)-(b) The information set forth in Item 3 above and Item 5 and 6 below is incorporated herein by reference. The purpose of the Merger is to provide the Issuer's public shareholders cash for their shares, to permit Berkshire and the Continuing Shareholders to acquire the Issuer, and to terminate the status of Issuer as a company with publicly traded equity securities. The transaction has been structured as a cash merger in order to provide the public shareholders of the Issuer with cash for all of their shares and to provide an orderly transfer of ownership of the Issuer.

(c)      Not applicable.

(d) From and after the effective time of the Merger, the officers of the Issuer will be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed or elected. The directors of Merger Sub will become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected.

(e) In connection with the Merger and pursuant to the Merger Agreement, each share of Common Stock of the Issuer outstanding at the time of the Merger (other than the shares of Common Stock to be held at that time by Merger Sub and those held by dissenting shareholders) will be converted into the right to receive the Merger Consideration. Following completion of the Merger, it is expected that Berkshire will own approximately 87.3% and the Continuing Shareholders will own in the aggregate approximately 12.7% of the issued and outstanding capital stock of the Surviving Corporation.

(f)      Not applicable.

(g) From and after the effective time of the Merger, the articles of incorporation of the Issuer in effect at the effective time will be the articles of incorporation of the Surviving Corporation, but shall be amended, immediately after filing the Certificate of Merger, to conform to the articles of incorporation of Merger Sub and shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended. The bylaws of Merger Sub as in effect at the effective time shall be the bylaws of the Surviving Corporation until thereafter changed or amended

(h)-(i) Upon the effective time of the Merger, it is expected that the Common Stock will be delisted from the New York Stock Exchange and the Pacific Stock Exchange and will become eligible for termination of registration pursuant to Section 12 (g) (4) of the Exchange Act.

(j)      Not applicable.

ITEM 5.  INTEREST IN SECURITIES OF ISSUER

(a)-(b) The information set forth in Appendix B is incorporated herein by reference. As of the date hereof, the Reporting Persons beneficially own, in the aggregate, 40,877,986 shares of Common Stock, representing 32.88% of the issued and outstanding Common Stock of the Issuer. In the Contribution Agreement, Berkshire has disclosed that it beneficially owns 2,194,200 shares of Common Stock, representing 1.77% of the issued and outstanding Common Stock of the Issuer.

(c)      None of the Reporting Persons or any other person named in response to
         Item 2 effected any transaction in the Common Stock of the Issuer other than routine acquisitions within the Issuer's 401(k) plan and except that Spright D. Holland disposed of 1,600 shares of Common Stock by gift on October 7, 2000.

(d)      Not applicable.

(e)      Not applicable.

ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
         RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         The information set forth in Items 3 and 4 above is incorporated herein by reference. To induce Berkshire and Merger Sub to enter into the Merger Agreement, the certain of the Reporting Persons entered into the Voting Agreement.

         In connection with the irrevocable proxy given to Berkshire under the Voting Agreement, Berkshire has entered into an investor voting agreement with the Issuer (the "Investor Voting Agreement") under which Berkshire has agreed to vote an aggregate of 13,433,261 shares of Common Stock, which are subject to both the Voting Agreement and the Contribution Agreement, in the same proportion as the other shares of Common Stock voting on the approval of the merger and the Merger Agreement are voted on such matters.

         The foregoing discussion of the Investor Voting Agreement is qualified in its entirety by reference to the Investor Voting Agreement filed as an Exhibit to this Statement, and is incorporated by reference herein.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS


(c)      Exhibits.

         99.1 Agreement and Plan of Merger, dated as of October 19, 2000, by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc. [Incorporated by reference to Exhibit of the same number to the Issuer's Current Report on Form 8-K filed with the Commission on October 24, 2000.]

         99.2 Contribution and Participation Agreement, dated as of October 19, 2000, by and among SII Acquisition, Inc., Berkshire Hathaway Inc. and the Continuing Holders. [Incorporated by reference to Exhibit of the same number to the Issuer's Current Report on Form 8-K filed with the Commission on October 24, 2000.]

         99.3 Amended and Restated Voting Agreement, dated as of October 30, 2000, by and among Berkshire Hathaway Inc., SII Acquisition, Inc. and certain of he Shareholders.

         99.4 Investor Voting Agreement, dated as of October 19, 2000, by and between Berkshire Hathaway Inc. and Shaw Industries, Inc. [Incorporated by reference to Exhibit of the same number to the Issuer's Current Report on Form 8-K filed with the Commission on October 24, 2000.]

         99.5     Power of Attorney.

         99.6     Joint Filing Agreement.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                   Dated:  October 30, 2000


                                   /s/ ROBERT E. SHAW
                                   --------------------------------------------
                                   Robert E. Shaw


                                   ROBERT E. SHAW, L.P.

                                   By: /s/ ROBERT E. SHAW
                                       ----------------------------------------
                                   Name: Robert E. Shaw
                                   Title:  General Partner


                                   /s/ ANNA SUE SHAW
                                   --------------------------------------------
                                   Anna Sue Shaw

                                   /s/ ROBERT E. SHAW, JR.
                                   --------------------------------------------
                                   Robert E. Shaw, Jr.

                                   /s/ SUSAN S. YOUNG
                                   --------------------------------------------
                                   Susan S. Young

                                   /s/ THOMAS TRIPP SHAW
                                   --------------------------------------------
                                   Thomas Tripp Shaw

                                   /s/ LEWIS CLAYTON SHAW
                                   --------------------------------------------
                                   Lewis Clayton Shaw

                                   /s/ JULIAN D. SAUL
                                   --------------------------------------------
                                   Julian D. Saul


                                   JULIAN D. SAUL FAMILY TRUST

                                   By: /s/ JULIAN D. SAUL
                                       ----------------------------------------
                                   Name: Julian D. Saul
                                   Title: Trustee

                                   /s/ ANITA SAUL
                                   --------------------------------------------
                                   Anita Saul


                                   ANITA SAUL FAMILY TRUST

                                   By: /s/ ANITA SAUL
                                       ----------------------------------------
                                   Name: Anita Saul
                                   Title: Trustee


                                   /s/ NORRIS LITTLE
                                   --------------------------------------------
                                   Norris Little


                                   LITTLE FAMILY LIMITED
                                   PARTNERSHIP

                                   By: /s/ NORRIS LITTLE
                                       ----------------------------------------
                                   Name: W. Norris Little
                                   Title: General Partner


                                   /s/ WILLIAM C. LUSK
                                   --------------------------------------------
                                   William C. Lusk

                                   /s/ VANCE D. BELL
                                   --------------------------------------------
                                   Vance D. Bell

                                   /s/ GERALD EMBRY
                                   --------------------------------------------
                                   Gerald Embry

                                   /s/ SPRIGHT D. HOLLAND
                                   --------------------------------------------
                                   Spright D. Holland

                                   /s/ KENNETH G. JACKSON
                                   --------------------------------------------
                                   Kenneth G. Jackson

                                   /s/ JEFFREY TODD MEADOWS
                                   --------------------------------------------
                                   Jeffrey Todd Meadows

                                   /s/ PERCY D. MERRITT
                                   --------------------------------------------
                                   Percy D. Merritt

                                   /s/ HENRY H. LONG
                                   --------------------------------------------
                                   Henry H. Long

                                   /s/ JULIUS C. SHAW, JR.
                                   --------------------------------------------
                                   Julius C. Shaw, Jr.


                                   /s/ J. C. SHAW
                                   --------------------------------------------
                                   J. C. Shaw


                                   SHAW FAMILY HOLDINGS, LLC

                                   By: /s/ J. C. SHAW
                                       ---------------------------------------
                                   Name: J. C. Shaw
                                   Title: Manager


                                   /s/ LINDA SAUL SCHEJOLA
                                   -------------------------------------------
                                   Linda Saul Schejola


                                   LINDA SAUL SCHEJOLA FAMILY
                                   TRUST

                                   By: /s/ LINDA SAUL SCHEJOLA
                                        ---------------------------------------
                                   Name: Linda Saul Schejola
                                   Title: Trustee


                                   /s/ R. JULIAN MCCAMY
                                   -------------------------------------------
                                   R. Julian McCamy

                                   /s/ ELEANOR SHAW MCCAMY
                                   -------------------------------------------
                                   Eleanor Shaw McCamy

                                   APPENDIX A



         The table below sets forth, for each Reporting Person who is a natural person and any other person named pursuant to Item 2, the name and principal business and address of any organization in which such employment is conducted. Unless otherwise indicated (i) the principal occupation or employment is with Shaw Industries, Inc., the world's largest carpet manufacturer and (ii) the business address is the same as the address of employer.

         NAME AND                             PRINCIPAL OCCUPATION          NAME, ADDRESS AND PRINCIPAL
      BUSINESS ADDRESS                            OR EMPLOYMENT                 BUSINESS OF EMPLOYER
      ----------------                        --------------------          ----------------------------
Robert E. Shaw                                Chairman and Chief            Shaw Industries, Inc.
                                              Executive Officer             616 East Walnut Avenue
                                                                            Dalton, GA  30722

Anna Sue Shaw                                 Private Investor
c/o Shaw Industries, Inc.
616 East Walnut Avenue
Dalton, GA  30722

Robert E. Shaw, Jr.                           Private Investor
c/o Shaw Industries, Inc.
616 East Walnut Avenue
Dalton, GA  30722

Susan S. Young                                Private Investor
c/o Shaw Industries, Inc.
616 East Walnut Avenue
Dalton, GA  30722

Thomas Tripp Shaw                             President of Georgia Woven    Georgia Woven
c/o Shaw Industries, Inc.                                                   2124 South Hamilton Street
616 East Walnut Avenue                                                      Dalton, GA  30722
Dalton, GA  30722                                                           (Operator of rug outlet stores)

Lewis Clayton Shaw                            Restaurateur                  The Great American Soup Company
c/o Shaw Industries, Inc.                                                   4686 S. Atlanta Road
616 East Walnut Avenue                                                      Vinings, GA  30082
Dalton, GA  30722                                                           (Restaurant)

Julian D. Saul                                President                     Shaw Industries, Inc.
                                                                            616 East Walnut Avenue
                                                                            Dalton, GA  30722

          NAME AND                           PRINCIPAL OCCUPATION          NAME, ADDRESS AND PRINCIPAL
      BUSINESS ADDRESS                           OR EMPLOYMENT                 BUSINESS OF EMPLOYER
      ----------------                       ---------------------         ---------------------------

Anita Saul                                    Private Investor
c/o Shaw Industries, Inc.
616 East Walnut Avenue
Dalton, GA  30722

W. Norris Little, Jr.                         Director and Vice Chairman    Shaw Industries, Inc.
                                                                            616 East Walnut Avenue
                                                                            Dalton, GA  30722

Billie Mancin Little                          Private Investor
c/o Shaw Industries, Inc.
616 East Walnut Avenue
Dalton, GA  30722

William C. Lusk, Jr.                          Retired Senior Vice
c/o Shaw Industries, Inc.                     President and Treasurer
616 East Walnut Avenue
Dalton, GA  30722

Vance D. Bell                                 Executive Vice President,     Shaw Industries, Inc.
                                              Operations                    616 East Walnut Avenue
                                                                            Dalton, GA  30722

Gerald R. Embry                               Controller                    Shaw Industries, Inc.
                                                                            616 East Walnut Avenue
                                                                            Dalton, GA  30722

Spright D. Holland                            Vice President, Logistics     Shaw Industries, Inc.
                                                                            616 East Walnut Avenue
                                                                            Dalton, GA  30722

Kenneth G. Jackson                            Executive Vice President      Shaw Industries, Inc.
                                              and Chief Financial Officer   616 East Walnut Avenue
                                                                            Dalton, GA  30722

Jeffrey Todd Meadows                          Vice President, Rug Division  Shaw Industries, Inc.
                                                                            616 East Walnut Avenue
                                                                            Dalton, GA  30722

Percy D. Merritt                              Vice President, Sales and     Shaw Industries, Inc.
                                              Marketing, Residential        616 East Walnut Avenue
                                              Division                      Dalton, GA  30722

Henry H. Long                                 Executive Vice President,     Shaw Industries, Inc.
                                              Contract Division             616 East Walnut Avenue
                                                                            Dalton, GA  30722

          NAME AND                            PRINCIPAL OCCUPATION          NAME, ADDRESS AND PRINCIPAL
      BUSINESS ADDRESS                          OR EMPLOYMENT                   BUSINESS OF EMPLOYER
      ----------------                       ---------------------         ---------------------------

Julius C. Shaw, Jr.                           Executive Vice President,     Shaw Industries, Inc.
                                              Investor Relations            616 East Walnut Avenue
                                                                            Dalton, GA  30722

J. C. Shaw                                    Retired Chairman of the       Shaw Industries, Inc.
c/o Shaw Industries, Inc.                     Board and Chairman Emeritus   616 East Walnut Avenue
616 East Walnut Avenue                                                      Dalton, GA  30722
Dalton, GA  30722

Linda Saul Schejola                           Private Investor
1106 West Lakeshore Dr.
Dalton, GA  30722

R. Julian McCamy                              President of McCamy           McCamy Properties
                                              Properties                    3469 Knollwood Drive NW
                                                                            Atlanta, GA  30305

Eleanor Shaw McCamy                           Private Investor              McCamy Properties
c/o McCamy Properties                                                       3469 Knollwood Drive NW
3469 Knollwood Drive NW                                                     Atlanta, GA  30305
Atlanta, GA  30305

         The table below sets forth, for each Reporting Person which is a corporation, general partnership, limited partnership, syndicate or other group of persons, its name, the state or other place of organization, its principal business, the address of its principal office, which, is the same as the address of its principal office.


                                           STATE OF
                                         INCORPORATION             PRINCIPAL
       NAME                             OR ORGANIZATION             BUSINESS                 ADDRESS
       ----                             ---------------           ------------               -------
Robert E. Shaw, L.P.                        Georgia               Holding of          c/o Shaw Industries, Inc.
                                                                  securities and      616 East Walnut Avenue
                                                                  other investments   Dalton, GA  30722

Julian D. Saul Family Trust                 Georgia               Holding of          c/o Shaw Industries, Inc.
                                                                  securities and      616 East Walnut Avenue
                                                                  other investments   Dalton, GA  30722

Anita Saul Family Trust                     Georgia               Holding of          c/o Shaw Industries, Inc.
                                                                  securities and      616 East Walnut Avenue
                                                                  other investments   Dalton, GA  30722

Little Family Partnership                   Georgia               Holding of          c/o Shaw Industries, Inc.
                                                                  securities and      616 East Walnut Avenue
                                                                  other investments   Dalton, GA  30722

Shaw Family Holdings, LLC                   Georgia               Holding of          c/o Shaw Industries, Inc.
                                                                  securities and      616 East Walnut Avenue
                                                                  other investments   Dalton, GA  30722

Linda Saul Schejola Family Trust            Georgia               Holding of          1106 West Lakeshore Dr.
                                                                  securities and      Dalton, GA  30722
                                                                  other investments

                                   APPENDIX B

                                                     SOLE         SHARED VOTING AND        CURRENT*
                              SOLE VOTING         DISPOSITIVE        DISPOSITIVE           RIGHT TO                          %
      NAME                       POWER               POWER              POWER              ACQUIRE        TOTAL          OUTSTANDING
      ----                    -----------         -----------     -----------------       ---------      -------         -----------
Robert E. Shaw                   197,395           6,832,348             567,840                0        7,400,583          5.97
Robert E. Shaw, L.P.             100,000             100,000                   0                0          100,000           .08
Anna Sue Shaw                          0                   0             567,840                0          567,840           .05
Robert E. Shaw, Jr.              316,599             316,599             316,599                0          316,599           .26
Susan S. Young                   534,480             534,480                   0                0          534,480           .43
Thomas Tripp Shaw                383,846             383,846                   0                0          383,846           .31
Lewis Clayton Shaw               605,812             605,812                   0                0          605,812           .49
Julian D. Saul                   116,954          11,277,678             388,989                0       11,666,667          9.41
Julian D. Saul Family Trust            0          11,160,724                   0                0       11,160,724          9.00
Anita Saul                             0                   0             388,989                0          388,989           .31
Anita Saul Family Trust                0                   0             388,989                0          388,989           .31
W. Norris Little                 318,640             318,640             110,210                0          428,850           .35
Billie Mancin Little                   0                   0             110,210                0          110,210           .09
Little Family Limited
Partnership                      110,210             110,210                   0                0          110,210           .09
William C. Lusk, Jr.             626,129             626,129               8,528                0          634,257           .51
Vance D. Bell                    116,450             116,450                   0           55,800          172,250           .14
Gerald Embry                     339,982             339,982               4,844            2,700          347,526           .28
Spright D. Holland                30,270              30,270               1,450           32,400           64,120           .05
Kenneth G. Jackson                16,212              16,212                   0           58,600           74,812           .06
Jeffrey Todd Meadows               6,283               6,283                   0           41,400           47,683           .03
Percy D. Merritt                  27,167              27,167                   0           61,400           88,567           .07
Henry H. Long                     27,761              27,761                   0           61,400           89,161           .07
Julius C. Shaw, Jr.               47,828             555,712                   0           35,500          591,212           .47
J. C. Shaw                             0           6,425,418              64,622                0        6,490,040          5.23
Shaw Family Holdings, LLC              0           1,054,603                   0                0        1,054,603           .85
Linda Saul Schejola               77,969           7,777,777                   0                0        7,777,777          6.27
Linda Saul Schejola Family
  Trust                                0           7,699,808                   0                0        7,699,808          6.21
R. Julian McCamy(1)              428,186           2,001,125           1,163,169                0        3,163,344          2.55
Eleanor Shaw McCamy                    0           1,163,169                   0                0        1,163,169           .94

--------------------------

*Represent shares subject to stock options exercisable within 60 days.

(1) Mr. McCamy disclaims beneficial ownership of 1,163,169 shares held by his spouse, Eleanor Shaw McCamy, and of 58,520 shares held in trust for his children.

                                  EXHIBIT INDEX

Exhibit                        Description
-------                        -----------

99.1 Agreement and Plan of Merger, dated as of October 19, 2000, by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire
         Hathaway Inc. [Incorporated by reference to Exhibit of the same number to the Issuer's Current Report on Form 8-K filed with the Commission on October 24, 2000.]

99.2 Contribution and Participation Agreement, dated as of October 19, 2000, by and among SII Acquisition, Inc., Berkshire Hathaway Inc. and the
         Continuing Holders. [Incorporated by reference to Exhibit of the same number to the Issuer's Current Report on Form 8-K filed with the Commission on October 24, 2000.]

99.3     Amended and Restated Voting Agreement, dated as of October
         30, 2000, by and among Berkshire Hathaway Inc., SII
         Acquisition, Inc. and certain of he Shareholders.

99.4     Investor Voting Agreement, dated as of October 19, 2000, by and between
         Berkshire Hathaway Inc. and Shaw Industries, Inc. [Incorporated by reference to Exhibit of the same number to the Issuer's Current Report on Form 8-K filed with the Commission on October 24, 2000.]

99.5     Power of Attorney.

99.6     Joint Filing Agreement.